EXHIBIT 99.1

CUTTER & BUCK INC. ANNOUNCES

ANNUAL MEETING RESULTS, AND

SPECIAL DIVIDEND AND SHAREHOLDER

RIGHTS PLAN DETAILS

FOR IMMEDIATE RELEASE

Contact:

Ernie Johnson, CFO

(206) 622-4191

SEATTLE, WA.  October 20, 2005 – Cutter & Buck Inc. (Nasdaq/NMS: CBUK) announced today that its shareholders at their Annual Meeting yesterday voted to approve amendments to certain of the Company’s benefit plans.  These amendments allow for the adjustment of vested and unvested stock options and unvested stock awards made under the amended plans to maintain their economic and intrinsic values after the previously announced $1.34 special cash dividend is paid.  Payment of the special dividend was conditioned on this approval.  As a result, the special cash dividend of $1.34 per share will be paid on November 16, 2005 to all shareholders of record on November 2, 2005.  The Company also announced that its Board of Directors at its meeting yesterday amended the Company’s shareholder rights plan (a so-called poison pill) so that it terminates on November 18, 2005, approximately three years before it was scheduled to expire.

At the Annual Meeting, Cutter & Buck shareholders also voted to: (i) reelect to the Company’s Board of Directors the Company’s Chairman, Douglas G. Southern, and its President and CEO, John T. (Tom) Wyatt; (ii) ratify the appointment of Ernst & Young as the Company’s auditors for the current fiscal year; and (iii) approve amendments to the Company’s restated articles of incorporation to eliminate the Company’s classified board structure and the related supermajority vote requirement.  As a result of the final action, the whole Board will be up for election at the next Annual Meeting of Shareholders.

About Cutter & Buck

Cutter & Buck designs and markets upscale sportswear under the Cutter & Buck brand.  The company sells its products primarily to golf and specialty retailers, corporations and international distributors and licensees.  Cutter & Buck products feature distinctive, comfortable designs, high-quality materials and manufacturing, and rich detailing.